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EXHIBIT 99.1


February 1, 2006

Fellow Rim Semiconductor Company Shareholder,

Two of our target customers have now seen Release 1.3 of the E30 and have given us very positive feedback. Based on their feedback, I continue to believe that the E30 Release 1.3 is performing as we expected that it would.

These two target customers are able to confirm that demand for telecommunications gear from their customers is very strong, and that it is likely to increase in the future. They told us that several of the features in Release 1.3 of the E30 are innovative and represent "world firsts", and that the contemplated features of Release 1.4 are even more so. They are interested in going with us to their customers, the wireline telephone service providers, to discuss how the Embarq(TM) system could help the telephone companies achieve their goals. Based on my twenty-year experience of introducing new technologies to the telephone industry, I believe that this high degree of interest and support is unusually good and bodes well for our prospects.

We are now moving to execute on the next stages of our business plan. The major items that are in front of us are securing more financing, and investing in Release 1.4 of the E30. Additionally, we intend to introduce the E20 analog front end and also another version of the E30 that is optimized for a particular application. We plan to ramp up the creation of our representative / distributor sales channel, and to sign on with a chip fabricator to produce sample ASSP chips. Each of these steps is necessary for us to achieve design wins at our target customers, which in turn are necessary for us to receive orders for our products. While these are ambitious plans, I am confident and optimistic that we will be able to achieve them in 2006.

Turning to other matters, Rim Semiconductor Company has filed several documents with the Securities and Exchange Commission in the last several business days, including our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005. Although you should rely solely on these documents for your investment decisions, and I'm incorporating them by reference into this letter, I would like to offer to you a couple of comments about a few selected items.

FINANCING THE COMPANY. Last week we received net proceeds of $672,500 from a loan (including $130,000 that was advanced to us in December and used to fund our repurchase of common stock and the retirement of our debt to Zaiq Technologies, Inc. as reported in our Current Report on Form 8-K filed December 23, 2005). We intend to use the remaining funds to retire debt, to pay our general monthly expenses, and to continue to engineer the Embarq(TM) product family. Of course, this funding is part of our ongoing efforts to raise additional capital. I am personally gratified that institutional investors who have funded us before have done so again because they tell us that they are pleased with our progress.

CONVERSIONS ALMOST COMPLETE. Last year we placed $3.5 million worth of convertible debentures with 26 institutional and individual investors. One feature of these debentures is that the debt-holders have a right at any time to convert their notes into Rim Semi's registered common stock. Once they convert their notes into our stock they can do whatever they want with it - hold, sell or transfer. Since each individual or institution has no obligation to tell us what they do with their shares, we do not know whether they have sold, held or transferred. But we have observed that our trading volume has been very high compared to our historical volume, and that this increase began when the conversions started. It is therefore of interest to all shareholders to know that as of today over 85% of the possible conversions have now been completed. I certainly view this as a positive development.

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RESTATING FINANCIALS. We decided this week to restate our quarterly report for the period ended July 31, 2005 to correct an accounting error in our treatment of certain features of the debentures we issued last May. As a result of this error, we included $1.5 million in stockholders' equity that should have been treated as a liability. The SEC recently clarified some of the highly technical accounting rules relating to convertible debt, and many companies in the US made the same mistake and are also preparing to file or have already filed amended financial results. We, too, are making this change and will file an amended quarterly report shortly. The change involves non-cash items, and does not affect our cash balances for the period ended July 31, 2005, and most of the newly reclassified long-term debt items are, at this writing, already retired.

ANNUAL MEETING. We are now making preparations for our 2006 annual shareholder's meeting. Although we have not yet finalized the details, we anticipate that it will be in Portland in early April. When we have finalized the hotel contract, we will let you know so that you can make your travel arrangements if you wish to attend the meeting in person.

In closing, I want to share with you my excitement about the development of Rim Semiconductor Company. We are hiring, making concrete plans, and engaging with customers in support of the Embarq(TM) family of transport processors. We are now in a very intense period in our company's life as we carve out our place in the world's mammoth and growing broadband equipment industry.

Sincerely,


/s/ Brad Ketch
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Brad Ketch
President and CEO
Rim Semiconductor Company



CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of this letter. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.